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California News Tech

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

[illegible] SHARES COMMON STOCK AUTHORIZED [illegible] PAR VALUE

The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless compliance with the registration provisions of such Act has been made or unless availability of an exemption from such registration provisions has been established, or unless sold pursuant to rule 144 under the Securities Act of 1933.

This Certifies that SAMPLE is the registered holder of ______ Shares

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this 31st day of May A.D. 2003

______ PRESIDENT

______ SECRETARY